Exhibit 10.11

             Amended and Restated Consulting and Placement Agreement


      This AMENDED AND RESTATED CONSULTING AND PLACEMENT AGREEMENT (this "Agreement") is entered into this 28 day of May, 2003 (the "Effective Date") by and between David Carpi ("Consultant"), and Advaxis, Inc., (the "Company").

      WHEREAS, the Company seeks to enter various business development activities, strategic collaborations and licensing deals (each, a "Transaction");

      WHEREAS, Consultant has access to a network of pharmaceutical and biotechnology companies ("Strategic Partners"), one of more of which may be interested in participating in the Transaction and is willing to make introductions to such Strategic Partners on the basis described below.

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Consulting and Placement Services. Consultant will:

      (a) Assist the Company in the preparation and refinement of its marketing summary, financial projections, power point presentation and similar documents and oral presentation (collectively "Offering Materials").

      (b) Assist the Company in managing the Strategic Partner solicitation process, including, without limitation: (i) approaching the Approved Partners (as defined below); (ii) disseminating the Offering Materials; and (iii) arranging Introductions between Company and Approved Partners (as defined below). An "Introduction" shall be defined as at least one of (a) a face to face meeting between Company and an Approved Partner (as defined below) or (b) two scientific or business teleconferences or combination of scientific and business teleconference to review Company technology and commercialization possibilities. One executive or scientific level manager from Company and the Approved Partner must attend each teleconference (qualified company personnel include: Yvonne Patterson, Todd Derbin, Jim Patton, Roni Appel). It is hereby agreed and understood that only an Introduction (as defined above) on or before the termination or expiration of this Agreement that will result in a Transaction will result in any fees due to Consultant pursuant to sections 3 and 4 of this Agreement. Following an Introduction (as defined above), Consultant will send Company an e-mail notification of such meetings and Company will respond acknowledging a successful Introduction. Potential partners will qualify as "accredited investors" as that term is defined in Rule 501 of the Securities Act of 1933.

2. Approvals.

      (a) Pre-approval. Any and all Strategic Partners or individuals approached by Consultant on behalf of the Company must be pre-approved. A list of 28 pre-approved Strategic

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Partners ("Approved Partners") executed by both parties follows this agreement in Appendix A. The list of Approved Partners may be amended or modified in writing by both parties (each company listed in appendix A: "Approved Partner"). A signed letter from the Company CEO to the Consultant indicating that a company or companies may be added to the Approved Partner list will be sufficient to add an additional company or companies to the Approved Partner list in Appendix A.

      (b) Final Approval. The final terms of the Transaction will be subject to those terms and conditions negotiated by the Company and any Approved Partner. The Company will be free to reject any proposed transaction with which it is not satisfied for any reason or for no reason.

      (c) Other Investors. The Company may sell Preferred Stock to or enter a strategic partnership or any other transaction with any person or entity other than an Approved Partner without payment of any Success Fees (as defined below) to Consultant.

3. Compensation. Consultant will receive the following payments (the "Success Fees") to be paid by the Company upon the completion of the Transaction with an Approved Partner pursuant to an Introduction (as defined above) by Consultant:

      (a) In agreements where the combination of upfront licensing fees, proposed gross proceeds for collaborative research, and milestone payments are greater than $5 million then the following:

            (i) Cash Fee: A cash fee equal to: (i) five percent (5%) of the gross proceeds received from a Strategic Partners as an upfront licensing fee in any Transaction. (ii) Three percent (3%) of the gross proceeds received from a Strategic Partners for collaborative research; (iii) three percent (3%) of any milestone payment, if and when received by Company (not including royalties).
      (b) In agreements where the combination of upfront licensing fees, proposed gross proceeds for collaborative research, and milestone payments are less than or equal $5 million then the following: 3% (three percent) of such fees plus 3% of royalties actually received by the company up to a cumulative max of $800,000.

      (c) Options: That number of non qualified options equal to: (i) five percent (5%) of the gross proceeds received from a Strategic Partners as an upfront licensing fee in any Transaction, divided by $1.50. (ii) Three percent (3%) of the gross proceeds received from a Strategic Partners for collaborative research, divided by $1.50; (iii) 2% (two percent) of any milestone payment, if and when received by Company (not including royalties), divided by $1.50.

      The number of options and the exercise price assumes a 100:1 split in the Company's shares, currently planned. For purpose of example only, in the event Company receives an upfront license fee of $300,000, Consultant shall receive 10,000 options.

      The options: (i) shall be immediately exercisable in whole or in part in shares of common stock of the Company; (ii) have a ten (10) year term that does not require an ongoing relationship between the Company and Consultant; (iii) shall have an exercise price equal $150; (vi) shall be

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non-qualified for tax purpose; (v) shall be subject to the terms and conditions
Company's 2003 Stock Option Plan as it applies for consultants and outside advisors.

4. Other Transactions. If the Company enters into a business transaction (other than the Transaction) during the term of this Agreement with an Approved Partner pursuant to an Introduction, the Company agrees to pay Consultant a cash fee of 4% of such proceeds. Such transactions may include, without limitation, a purchase of assets, merger, acquisition, licensing agreement, joint venture, sales contract, an investment of equity, subordinated debt, senior debt or lease facility ("Other Transactions").

Future Transactions. In the event that any Approved Partner enters into a Transaction with the Company pursuant to an Introduction by Consultant within 15 months from the termination of this agreement; or two years from the termination of this agreement for any Approved Partner that enters a material transfer agreement during the term of this agreement pursuant to an Introduction by Consultant, then for such Transactions, Consultant shall be due (i) its full fee as set forth in Section 3 or in section 4, as it may apply.

5. Termination. This Agreement will remain effective until December 31, 2003 and from that point forward will automatically renew on a month to month basis, although both parties may mutually extend this Agreement, and either party reserves the right to terminate this Agreement at any time with a 30-day notice, for any reason or for no reason. Any such termination or extension shall be in writing. Upon the termination or the expiration of this Agreement, Company will send to Consultant a list of Introduction made by Consultants for purpose of section 4.

6. Non Exclusive. The Company may from time to time: (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the ones described herein; and
(ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

7. Representations and Warranties. Consultant represents and warrants as follows:

      (a) It shall comply with all applicable laws with respect to the sale of securities in its performance of its obligations under this Agreement.

      (b) Consultant shall not make any factual statements regarding the Company other than those provided to Consultant by the Company or approved by the Company.

8. Confidentiality.

      (a) Each party agrees to maintain the confidentiality of the contents of this Agreement. Consultant agrees to maintain the confidentiality of any nonpublic or proprietary information concerning the Company, including without limitation trade secrets, intellectual property, business plans, financial projections, current and potential customer and client lists, business acquisition plans, personnel acquisition plans, all other information pertaining to the business of the Company; provided, however, that confidentiality shall not be required with

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respect to the following: (i) any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant;
(ii) any information in the possession of Consultant prior to disclosure of such information to Consultant by the Company as evidenced by written records; or
(iii) any information that becomes available to Consultant from a source not under a confidentiality obligation to the Company.

      (b) The Company agrees to hold confidential the names of Approved Partner introduced by Consultant to the Company whether or not such Approved Partner invest in any Transaction.

      (c) This Section 10 shall survive the termination or expiration of this Agreement.

9. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of New Jersey, without giving effect to its conflict of laws rules.

10. Dispute Resolution. Should a dispute arise between the parties under or relating to this Agreement, each party agrees that prior to initiating any formal proceeding against the other (except when injunctive relief is appropriate), the parties will each designate a representative for purposes of resolving the dispute. If the parties' representatives are unable to resolve the dispute within ten business days, the dispute shall be settled by mediation and then, if necessary, by arbitration under the then-current commercial arbitration rules of the American Arbitration Association. The location of the proceeding shall be Princeton, NJ. Judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof.

11. Entire Agreement. This Agreement contains the parties' entire understanding and may not be modified except in writing signed by both parties.

12. Assignment. This Agreement may not be assigned by any party without written consent

13. Travel. Any --expense over $250 will need prior approval from the CEO of Advaxis.




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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                          [CONSULTANT]


                                          By:   /s/ David Carpi
                                                -----------------------
                                          Name:



                                          ADVAXIS, INC.

                                          By:   /s/ J. Todd Derbin
                                                ------------------------
                                          Name:
                                          Title:

Appendix A:

Approved Partners:

1. Acambis PLC
2. Agensys
3. American Home Products (Wyeth)
4. Amgen
5. Antigenics
6. Aventis (Aventis Pasteur)
7. AVI BioPharma
8.  Baxter
9.  Bill & Melinda Gates Foundation (Vaccine research foundation)
10.  Biomera
11.  Cell Genesys
12.  Chiron
13.  Corixia
14.  Dendreon
15.  DynPort Vaccine Company LLC
16.  Elan
17.  Epimmune
18.  Genencor
19.  Genentech
20.  Genezyme
21.  GSK
22.  Human Genome Sciences
22.  Imclone

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23.  Maxygen
24.  Medimmune
25.  Merck
26.  Shire (Biochem Pharma)
27.  Transgene
28.  VaxGen


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